Exhibit 99.1

CONSENT OF D.A. DAVIDSON & CO

We hereby consent to the inclusion of our opinion letter, dated August 29, 2025, to the Board of Directors of Frontier Holdings, LLC (“Frontier”) as an Annex to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Equity Bancshares, Inc. (“Equity”), relating to the proposed merger of Frontier with Equity contained in the Registration Statement on Form S-4, as filed with the U.S. Securities and Exchange Commission, and to the references to such opinion and our firm and the quotation or summarization of such opinion in such Proxy Statement/Prospectus and the Registration Statement. In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement/Prospectus and the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.

Chicago, Illinois

October 8, 2025